Trilogy Global Advisors, LP

Trilogy Global Advisors International, LLP

Code of Ethics & Statement of Policies and

Procedures on Insider Trading

Effective as of October 12, 2011

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

CONTENTS

Code of Ethics			3

1.	Introduction		3

2.	Standards of Business Conduct		4

	I.	Fiduciary Duty	4

	II.	Compliance with Applicable Law	4

	III.	Treating All Clients Fairly	5

	IV.	Avoiding Conflicts of Interest	5

	A.	Prohibited Transactions	6

	B.	Hardship Exemption	7

	C.	Personal Trading	7

	D.	Gifts and Business Entertainment	10

	E.	Insider Trading	11

3.	Reporting Potential Violations/Wrongdoing		12

	I.	Investigation and Sanctions	12

	II.	Retaliation	13

	III.	Guidance	13

	IV.	Violations and Trading Noncompliance	13

4.	Recordkeeping Requirements		14

5.	Definitions		15

Statement of Policies and Procedures on Insider trading			17

1.	Statement of Policy		17

2.	Inside Information		18

	I.	General Prohibitions	18

	A.	Acting on Material Non-Public Information	18

	B.	Rumors	19

	II.	Materiality	19

	III.	Non-Public	20

	A.	General Discussion	20

	B.	When You Cannot Trade, Tip or Recommend Securities	20

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

	C.	Information Obtained on a Confidential Basis	21

	D.	Information Obtained though a Breach of Fiduciary Duty	21

	E.	Information Obtained Through Misappropriation	21

	F.	Qualification on Prohibition	22

	G.	Possession vs. Use	22

	IV.	SCIENTER	22

3.	Front-Running Restrictions		23

4.	Compliance With These Guidelines		24

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Code of Ethics

1.    INTRODUCTION

This Code of Ethics (“Code”) is intended to assist all employees, partners and other representatives (collectively referred to herein as “personnel”) of Trilogy Global Advisors, LP and Trilogy Global Advisors International, LLP (together, “Trilogy”) in meeting the high standards expected in conducting Trilogy’s business. One of Trilogy’s most important assets is its reputation for integrity and professionalism. The responsibility of maintaining that reputation rests with you and with all other Trilogy personnel. This shared commitment underlies the success of Trilogy and each of its personnel.

In recognition of the trust and confidence placed in it by its Clients, Trilogy has adopted the following general principles to guide the actions of its personnel:

•

The interests of Trilogy’s Clients are paramount, and all persons subject to this Code should conduct themselves in all situations and at all times by placing the interests of Clients ahead of their own.

•

All persons subject to this Code must avoid actions or activities that allow, or appear to allow, a person to profit or benefit from his or her position with respect to Clients, or that otherwise bring into question the person’s independence or judgment.

•	All personal transactions in securities must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of Clients.

The Code applies to all “Access Persons”1. All employees and partners of Trilogy are deemed to be Access Persons. Temporary personnel, consultants and interns may be deemed Access Persons at the Chief Compliance Officer’s discretion. Additional restrictions apply to “Investment Persons”, which are defined as all Trilogy Portfolio Managers and Investment Analysts.

If you have any questions regarding the Code, including the reporting of potential breaches, please contact Trilogy’s Chief Compliance Officer or any member of the Compliance Department.

Each Access Person will receive a copy of this Code at the time of his/her employment, and certify through MyComplianceOffice that they have received, read and understood the Code. Thereafter, each Access Person will receive a copy of the Code, including any amendments thereto, and will certify through MyComplianceOffice that they have received, read and understood the Code, and any amendments thereto, annually.

[1]	The meaning of capitalized terms can be found in the Definitions section below.

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Code of Ethics & Statement of Policies and Procedures on Insider Trading

2.    STANDARDS OF BUSINESS CONDUCT

This Code is based upon the fundamental principle that Trilogy owes a fiduciary duty to its Clients, including the shareholders of the mutual funds sub-advised by Trilogy. Therefore, all personnel must avoid activities, interests and relationships that might present a conflict, or the appearance of a conflict, with Trilogy’s Clients, or might otherwise interfere with his/her ability to make decisions in the best interests of Clients. As a result, personnel must adhere at all times with the following standards of business conduct:

I.    Fiduciary Duty

As a registered investment advisor, Trilogy has a fiduciary relationship with its Clients. This requires that all personnel carry out their duties solely in the best interests of Clients, as well as free from all compromising influences and loyalties. As a fiduciary to all Clients, it is generally improper for Trilogy or anyone subject to this Code to use for his/her own benefit, or the benefit of anyone other than the Client, information about Trilogy’s trading or recommendations for Client accounts; or take advantage of investment opportunities that would otherwise be available for Trilogy’s Clients. Under no circumstances should any Access Person (or other representative of Trilogy) cause a Client to take or not take an action for his/her or Trilogy’s own benefit. Any doubtful situation will be resolved in the Clients’ favor.

Additionally, Trilogy and all persons subject to this Code should avoid any appearance of receiving improper benefit from information about Client trading or accounts, from relationships with Clients, or from relationships with the brokerage community.

II.     Compliance with Applicable Law

Trilogy endeavors at all times to operate in conformity with relevant U.S. federal and state laws, as well as the laws of non-U.S. jurisdictions in which Trilogy is doing business, and to conduct its business in the highest ethical and professional manner. Trilogy’s Management Committee believes that Clients can best be served and Trilogy can take best advantage of the business opportunities open to it when all of its personnel are informed as to the legal, technical and mechanical aspects of its business, and have a good working knowledge of practices suited to achieve Client objectives and comply with the law.

All personnel must understand and comply with their obligations under “Applicable Securities Laws”. Among other things, these laws make clear that it is illegal to (i) defraud Clients in any manner, (ii) deceive or mislead Clients by affirmative statement or by omitting a material fact that should be disclosed, or (iii) engage in any manipulative or unlawful conduct with respect to Clients or the trading of securities (whether for Client or personal accounts).

You are responsible for knowing, understanding and following the laws and regulations that apply to your responsibilities on behalf of Trilogy. While you are not expected to be an expert on all Applicable Securities Laws and regulations, you are expected to know them well enough to recognize when an issue arises and to actively seek guidance from the Chief Compliance Officer or your supervisor.

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Code of Ethics & Statement of Policies and Procedures on Insider Trading

III.    Treating All Clients Fairly

No Client will be favored over the interests of another Client. In particular, large accounts will not be favored over small accounts, and personal or family accounts will not be favored over the accounts of other Clients. Although it may not be possible to treat each Client identically in every single transaction, on the whole no Client or group of Clients will be disadvantaged to benefit any other Client or group of Clients.

IV.    Avoiding Conflicts of Interest

Personnel may not take advantage of their knowledge or position to serve their interests at the expense of a Client’s interests. This duty includes an obligation to maintain complete objectivity and independence in making decisions that affect the management of Client assets. All material facts concerning any potential conflict of interest that may arise must be disclosed to the Chief Compliance Officer in writing.

In adhering to this principle, you:

•	May not use personal influence or personal relationships to influence financial reporting by Trilogy;

•	May not improperly cause Trilogy to take action, or fail to take action, for your personal benefit rather than for the benefit of Trilogy or its Clients;

•	May not improperly use your position with Trilogy, or information that belongs to Trilogy or its Clients, for personal gain;

•	May not bind Trilogy to any agreement or arrangement with an entity in which you, directly or through family members, have any material economic interest;

•

Must disclose to your supervisor any situation which you become aware of in which Trilogy is entering into an arrangement or agreement with an entity in which you, directly or indirectly (e.g., through a family member), has any material economic interest; and

•

Should avoid any activities, interests or associations outside Trilogy that could impair your ability to perform work for Trilogy objectively and effectively, or that could give the appearance of interfering with your responsibilities on behalf of Trilogy.

In accordance with applicable law and Client expectations, and as a registered investment adviser, Trilogy is required to establish procedures to provide protection for the firm and any Access Person who makes a personal trade from the perception that he/she is putting his/her own interests ahead of a Client’s. Among other things, this requires any Access Person who wishes to make a personal trade in a security to consider the firm’s trading activity on behalf of Clients and to refrain from requesting pre-clearance for a trade if they are aware of a situation that might appear to be a conflict. In addition, although the Compliance department makes every effort to respond to pre-clearance requests promptly, their duties with respect to Clients and Trilogy’s regulatory requirements take precedence and this may result in a delay or inability to respond to a request when submitted.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

A.    Prohibited Transactions

No Access Person may profit in his/her personal securities transactions from the securities activities of Trilogy’s Client accounts. Accordingly, no Access Person, or his/her “Family/Household Members”, may purchase or sell, directly or indirectly, any “Covered Security” in which he or she has, or by reason of such transactions acquires, any direct or indirect “Beneficial Ownership” and which at the time of such purchase or sale (a) is being purchased or sold by a Client account or (b) such Access Person has reason to believe is being considered for purchase or sale by a Client account. Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

In addition, Access Persons or Family/Household Members may not:

(a)	Limited Offerings: Purchase any securities in an initial public offering (IPO) or other limited offerings of a public company (e.g. 144A transactions). If you have the opportunity to sell shares in an IPO, please contact the CCO to discuss whether any special procedures are necessary.

(b)	Blackout Period: Purchase or sell a Covered Security or a closely related security within Trilogy’s “Blackout Period”. Closely related securities include ADRs, GDRs, ordinary shares, options and convertible bonds. The Blackout Period includes the day of the Client trade, 7 calendar days before and 7 calendar days after (effectively, 15 calendar days). Any profits improperly realized on trades within the proscribed periods may be required to be disgorged to a charity selected by the Compliance Committee. Transactions in ETFs are not subject to this Blackout Period.

(c)	Private Placements: Purchase any securities in a private placement (including investments in private funds and private family or closely-held companies), without prior approval of the Compliance Department. Any person who owns securities of an issuer purchased in a private placement must disclose that investment interest when they play a part in a subsequent consideration by Trilogy of an investment in the issuer for a Client account, including any Affiliated Fund managed by Trilogy.

(d)	Short Term Trading: Purchase and sell, or sell and purchase, the same (or equivalent) security or Affiliated Fund managed by Trilogy within 60 calendar days. Any profits realized on such short-term trades may be required to be disgorged to a charity selected by the Compliance Committee

(e)	Board Participation: Serve on the board of directors of any publicly traded company without prior authorization of the Executive Committee. Any such authorization will be based upon a determination that the board service would be consistent with the interests of Trilogy’s Clients, the Affiliated Funds and their shareholders. Please request authorization by contacting the Chief Compliance Officer. Note: any partner engaging in a non-Trilogy business activity or who wishes to serve on the board of a non-public company must receive prior authorization from the Executive Committee and AMG.

(f)	Limit Orders: Place good-until-cancel orders, or limit orders, in their personal accounts unless their broker-dealer is further instructed that the order is only good until the end of

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

the pre-clearance approval period, which is generally through the close of business on the day following the approval date.

(g)	Non-Public Information: Trade or otherwise profit either personally or on behalf of others, while in possession of material, non-public information. Access Persons are prohibited from communicating material nonpublic information to others in violation of the law. Additionally, all personnel who come into contact with material nonpublic information are subject to Trilogy’s prohibitions on insider trading and any potential sanctions. If you believe you may have received material non-public information, contact the Chief Compliance Officer as soon as possible so that appropriate steps can be taken to protect Trilogy’s trading activity.

(h)	Investment Clubs: Participate in or make investments with or through any investment club or similar association or entity.

B.    Hardship Exemption

Personnel may submit to the Chief Compliance Officer a written request for an exemption from a particular provision of the Code for a hardship situation (e.g., unforeseen medical or other significant expenses such as the purchase of a home). All requests require approval from the Chief Compliance Officer, and may be granted or denied at the CCO’s sole discretion. Approved exemptions may be conditional to avoid creating an actual or apparent conflict of interest. The Chief Compliance Officer will document the decisions supporting approvals or denials for hardship exemptions. Any such requests should be made as far in advance as possible in order to allow for appropriate exemption procedures to be applied.

C.    Personal Trading

(i)    Pre-Clearance

All Access Persons and their Family/Household Members must receive pre-clearance approval through MyComplianceOffice before purchasing or selling Covered Securities, other than transactions exempted under Section (ii).

Transactions in AMG stock also require prior approval/pre-clearance from AMG’s Clearance Officer. This approval must be received before requesting pre-clearance through MyComplianceOffice, and attached to your request in MyComplianceOffice. See the attached AMG Insider Trading Policy and Procedures for additional details, including blackout periods (which are different from Trilogy’s Blackout Period).

Once the pre-clearance process is complete, the Access Person will receive an approval or denial of the request by e-mail from MyComplianceOffice. No transaction may be effected until approval for the transaction is received.

Additional pre-clearance restrictions apply to Investment Persons. Investment Persons must include in their pre-clearance request an explanation as to why he or she is not recommending a transaction for Client portfolios.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Pre-clearance approval is valid through the close of business on the day following the approval date, except for transactions in AMG stock. Trades not executed within the pre-clearance window will require re-application for approval to execute the trade.

(ii)    Exempted Transactions

The trading restrictions and pre-clearance requirements of this Code do not apply to:

(a)	Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control (e.g. a blind trust or managed account), but only if the exemption for that account has been approved by the Chief Compliance Officer.

(b)	Purchases or sales of shares of any registered open-ended investment company (i.e., mutual fund) other than those managed or sub-advised by Trilogy, provided that each Access Person is responsible for investing in accordance with such fund’s policies and procedures. Note that Affiliated Funds not managed by Trilogy are not subject to trading restrictions or pre-clearance, but must be reported in Initial, Quarterly and Annual reports (described below).

(c)	Purchases or sales which are non-volitional (e.g. dividend reinvestment, corporate actions, etc.) on the part of an Access Person.

(d)	Purchases made pursuant to an automatic dividend reinvestment plan or Employee Stock Ownership/Purchase Plan, provided that the account is reported by the Access Person. Note that sales from any such plan must be pre-cleared unless they, too, are automatic.

(e)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)	Purchases and sales of securities that are not Covered Securities.

(iii)     Reporting

SEC regulations require Trilogy to obtain certain information regarding securities accounts, transactions and holdings from its Access Persons and their Family/Household Members. Therefore, all Access Persons are required to provide Trilogy with regular reports on their securities accounts, transactions and holdings, as well as those of Family/Household Members. Each Access Person is required to complete and timely submit the reports described below even if there are no holdings or transactions to report. These reports are made through MyComplianceOffice, and each Access Person will be given log-in information to access that system and instructions for completing the reporting activity. If someone will be an Access Person for a relatively short period of time, the Chief Compliance Officer may make arrangements for written delivery of reports and other actions under this section that would usually be done through MyComplianceOffice. Extensions to reporting deadlines are not permitted under the applicable SEC rules; personnel should be mindful of due dates if they will be traveling or out of office around the reporting deadline.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Each Access Person must complete the following reports in MyComplianceOffice:

•

Initial Holdings Report — Due within 10 calendar days of hire, this report includes Covered Securities holdings and each personal security account held at the time of hire. The information submitted must be accurate within 45 days of hire. As part of completing the report, the following information must be entered into and subsequently attested on the My Trades section of MyComplianceOffice:

(a)	the title and type of security, the applicable symbol or CUSIP, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for his/her direct or indirect benefit; and

(c)	the date the report was submitted (this will be automatically noted by MyComplianceOffice).

•

Quarterly Transaction Report — Due within 30 calendar days of each quarter end (note, this is sometimes earlier than month-end), this report identifies all transactions in Covered Securities executed and all new accounts opened during the previous quarter. As part of completing this report, the information below must be attested in the My Trades section of MyComplianceOffice. If trade activity or an account is missing from MyComplianceOffice you must enter and subsequently attest to it:

(a)	the date of the transaction, the title and applicable symbol or cusip, interest rate, maturity date, number of shares and principal amount of each Covered Security involved;

(b)	the type of transaction, the price at which the transaction was effected;

(c)	the name of the broker, dealer, or bank through which the transaction was effected and;

(d)	the date the report was submitted (this will be automatically noted by MyComplianceOffice).

•

Annual Holdings Report — Due by January 30th each year (not month-end), the report includes the same information as the Initial Holdings Report, but as of year end. The information submitted must be current within 45 days of submitting the report. As part of completing this report, holdings and accounts must be attested in the My Trades section of MyComplianceOffice. If trade activity or an account is missing from MyComplianceOffice you must enter and subsequently attest to it

All reports will be reviewed by the Compliance Department. Securities purchased in an exempted transaction (under Section IV), including Affiliated Funds not managed by Trilogy, are still subject to reporting in initial and annual holdings reports and quarterly transaction reports. With respect to accounts over which the Access Person has no direct or indirect influence or control (a managed account or blind trust for which an exemption was approved by the CCO), it will be sufficient to list the account and the principal amount of the Access Person’s holdings in

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

such account. For the avoidance of doubt, information with respect to private placements is required to be included in all reports submitted pursuant to this section.

Duplicate Brokerage Confirmations and Statements. You must provide, or arrange for your broker to provide, duplicate copies of account statements and transaction confirms to the Compliance Department for all accounts that hold Covered Securities. This includes accounts of Access Persons as well as accounts of Family/Household Members. Where a relevant account is held at a brokerage firm that provides electronic data feeds through MyComplianceOffice, the Access Person must follow the instructions provided by the Compliance Department to establish the data feed promptly. If the brokerage firm does not provide a data feed, the Access Person must promptly arrange for the firm to mail duplicate statements and confirms directly to Trilogy, addressed to the Compliance Department. Until the data feed or duplicate statement provisions are established, the Access Person is responsible for providing copies of account statements and confirms promptly to the Compliance Department.

D.    Gifts and Business Entertainment

Trilogy is committed to the highest standards of business conduct. Therefore, personnel must always act in the best interests of Clients and conduct their actions professionally and ethically at all times in order to protect the integrity of Trilogy. Giving or accepting gifts, gratuities or entertainment in connection with job duties can raise questions about a person’s impartiality and ethical values.

In order to reduce the possibility of an actual or apparent conflict of interest, Trilogy has adopted these policies and procedures relating to gifts and entertainment:

(i)     Gifts

In general, personnel may not give or accept gifts (including, but not limited to, cash, cash equivalents, services, favors, special accommodations, or other things of material value) in excess of $150 in value (for personnel attached to the U.K. office, the applicable limit is £250).

The improper influencing of public officials through gifts or other means is also prohibited. Certain states require that gifts beyond a specified dollar threshold to one or more public employees be reported to that particular state’s Ethics Commission or similar agency, and some forbid public employees from accepting any gifts or entertainment. As a result, gifts to public employees on behalf of Trilogy require prior approval from the CCO.

All gifts received must be reported to the Compliance Department through a declaration form in MyComplianceOffice. With the exception of gifts given to public employees, gifts given do not need to be reported, however expense reports may be monitored to verify compliance.

The specific guidelines above do not apply to:

•	ordinary business entertainment as outlined below;

•	a typical holiday gift such as a food item received by an individual but shared with Trilogy’s other personnel and consumed on Trilogy’s premises;

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Code of Ethics & Statement of Policies and Procedures on Insider Trading

•	advertising or promotional material such as pens, note pads, and calendars;

•	gifts to or from someone with whom the recipient has a pre-existing personal relationship; and

•	gifts of reasonable value that are related to commonly recognized events or occasions such as promotion, wedding, or retirement.

(ii)     Business Entertainment

In order for entertainment to be considered a business expense rather than a gift, a representative of the firm providing the entertainment must personally host or be present at the event, and the event must not raise any issues of propriety. Personnel may not provide or accept extravagant, excessive, or overly frequent entertainment to a Client or prospective Client, or from any person or entity that does or seeks to do business with or on behalf of Trilogy. Personnel may provide or accept a business entertainment event of reasonable value, such as dinner or a sporting event. Personnel should seek guidance from the Chief Compliance Officer in circumstances where they are unsure about the value of proposed entertainment.

Please seek guidance from the Chief Compliance Officer if there is any question as to whether a gift or business entertainment opportunity is appropriate, or any other related questions.

E.    Insider Trading

All Access Persons of Trilogy are subject to special rules relating to trading on the basis of material, nonpublic information – sometimes referred to as “insider trading”, which appear in the attached appendix.

Additionally, all Trilogy personnel are subject to AMG’s Insider Trading Policy. On an annual basis, the Chief Compliance Officer will redistribute AMG’s current insider trading policy for re-certification. See the AMG Insider Trading Policy and Procedures for additional details.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

3.    REPORTING POTENTIAL VIOLATIONS/WRONGDOING

All Access Persons are required to act honestly and ethically in support of the culture of integrity that has been fostered within Trilogy. Since every Access Person is a valued member of the team which makes up Trilogy, this broad requirement includes acting in what each individual believes to be Trilogy’s best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by Trilogy, any of its Access Persons or representatives, or any of Trilogy’s service providers. If Trilogy’s management is unaware of such activities, these potential violations may ultimately have an adverse affect on all of us as members of Trilogy.

Accordingly, all Access Persons are required to report any potential violations of any applicable law, rule or policy, or other potential wrongdoing, including apparent or suspected violations, promptly to the Chief Compliance Officer. In addition, any supervisor who receives a report of a potential violation or wrongdoing must inform the Chief Compliance Officer as soon as reasonably possible. If the Chief Compliance Officer is involved in the potential violation or wrongdoing, you should report the matter to any member of the Executive Committee.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	noncompliance with laws, rules, and regulations applicable to Trilogy’s business:

•	fraud or illegal acts involving any aspect of Trilogy’s business;

•	material misstatements in regulatory filings, internal books and records, clients records, or reports;

•	activity that is harmful to Clients, including any fund shareholders; and

•	deviations from required internal controls, policies and procedures that safeguard Clients and Trilogy.

All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

I.    Investigation and Sanctions

Potential violations will be promptly investigated by the Chief Compliance Officer, who will involve other Trilogy personnel, if appropriate, and such investigation will be monitored by the Compliance Committee During the course of the investigation, the Chief Compliance Officer or other management personnel will be in contact with the reporting person to inform him/her of the status of the investigation. In addition, the reporting person may check with the investigator on the status at any time.

Following Trilogy’s investigation, the Compliance Committee may take disciplinary action against any Access Persons who are deemed to have committed any violations of the Code or

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Code of Ethics & Statement of Policies and Procedures on Insider Trading

other wrongdoing. Disciplinary action may include, but is not limited to the following: issuing a disciplinary memorandum; issuing a letter of reprimand; requiring disgorgement of profits; requiring a trade to be broken at the Access Person’s expense; requiring corrective action; suspending trading privileges; requiring the consolidation of Access Person accounts with certain brokers; imposing monetary fines; or suspending or dismissing the Access Person, and, where required or appropriate, reporting the breach to the appropriate regulatory authorities. The Compliance Committee may authorize the Chief Compliance Officer to take certain standard actions in the case of routine or non-material breaches. Violations of the Code or these procedures may also result in criminal prosecution or civil action.

II.    Retaliation

Retaliation of any type against an individual who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

III.    Guidance

All personnel are encouraged (and have the responsibility) to ask questions and seek guidance from the Chief Compliance Officer or their supervisor with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The Chief Compliance Officer will also provide periodic training to Trilogy’s Access Persons regarding the requirements of these policies and procedures.

IV.    Violations and Trading Noncompliance

Failure to comply with the pre-clearance requirements and/or substantive prohibitions of this Code with respect to trading activity may result in disciplinary action even for first-time offenders. In this regard, Trilogy believes that trading activity which creates an actual or apparent conflict of interest constitutes a clear breach and will generally result in disciplinary action absent extenuating circumstances.

Noncompliance with the procedural requirements of the Code, (e.g., failure to submit quarterly or holdings reports in a timely manner) is considered a breach and will be noted and addressed accordingly. Repeated noncompliance may result in disciplinary action at the discretion of the Compliance Committee.

Trilogy recognizes that an Access Person may commit an inadvertent breach of Code requirements or that extenuating circumstances may apply to specific breaches. In such cases, the Access Person must notify the Compliance Department which will have discretion to determine appropriate remedial action.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

4.    RECORDKEEPING REQUIREMENTS

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940, the following records will be maintained by Trilogy:

(a)	a copy of the Code and all written acknowledgements of the receipt of the Code and any amendments thereto for each Access Person within the past seven years;

(b)	a record of any breach of the Code and of any action taken as a result of such breach will be preserved for a period of not less than seven years following the end of the fiscal year in which the breach occurs;

(c)	a copy of each report made by an Access Person must be maintained for at least seven years after the end of the fiscal year in which the report is made or the information is provided;

(d)	a record of all Access Persons, currently or within the past seven years, who are or were required to make reports under the Code, or who are or were responsible for reviewing such reports pursuant to this Code; and

(e)	a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in limited offerings by Access Persons, for at least seven years after the end of the fiscal year in which the approval is granted.

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Code of Ethics & Statement of Policies and Procedures on Insider Trading

5.    DEFINITIONS

“Access Person” means any director, officer, partner or employee of Trilogy who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Affiliated Fund, or (b) is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. All employees and partners of Trilogy are deemed to be Access Persons. Temporary personnel, consultants and interns may be deemed Access Persons at the Chief Compliance Officer’s discretion.

“Affiliate” means any entity that is controlled by, controls, or is under common control with Trilogy. This includes Affiliated Managers Group, Inc.” (“AMG”) as Trilogy’s institutional partner, and all entities on the AMG Affiliate List (found on the Policies & Procedures tab in MyComplianceOffice).

“Affiliated Fund” means any registered open-end investment company advised or sub-advised by Trilogy or by an Affiliate of Trilogy. A current list of Affiliated Funds can be found on the Policies & Procedures tab in MyComplianceOffice. Affiliated Funds must be reported in Initial, Quarterly and Annual Reporting, but only Affiliated Funds managed by Trilogy must be pre-cleared.

“Applicable Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Securities and Exchange Commission or the Department of the Treasury. Note that Trilogy may be subject to securities laws of other jurisdictions due to its business and investment activity in those jurisdictions or the terms of certain agreements, and may also be subject to non-securities laws (e.g., ERISA) for a variety of reasons. Compliance with these laws must be taken into account where applicable.

“Beneficial Ownership” means any opportunity to receive the benefits of ownership of a security whether or not your name is on the certificate or account. It also includes transactions over which you exercise investment discretion (other than for a Client of Trilogy), even if you don’t share in the profits.

Examples of beneficial ownership include:

•	Securities held in a person’s own name;

•

Securities that are held in personal accounts and in accounts that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, including IRA and 401(k) accounts, unless the securities are held in a blind trust or similar arrangement under which any communication between the person and the account manager regarding the account assets or transactions is prohibited by contract; and

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Code of Ethics & Statement of Policies and Procedures on Insider Trading

•	Securities owned by a trust of which the person is either a trustee or beneficiary.

“Client” means any (i) investment company registered under the Investment Company Act of 1940 for which Trilogy acts as investment adviser or sub-adviser and (ii) separately managed investment account, commingled/collective investment trust fund, or other investment arrangement where Trilogy is the adviser or sub-adviser for the management of such account.

“Covered Security” includes all forms of debt, stocks, bonds, options, futures, convertibles, warrants, closed-end funds, all exchange traded funds (“ETFs”), Affiliated Funds, investment contracts and any other instrument that is considered a security under the Investment Advisers Act of 1940.

Covered Securities do not include direct obligations of the U.S. Government, shares of registered open end investment companies (other than Affiliated Funds and ETFs), shares of money market funds, bankers’ acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

“Family/Household Members” means your spouse, or domestic partner who lives in the same household and to whom you contribute support; your children under the age of 18; your children over the age of 18 who live with you and who are supported by you; and the following people who live in your household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons/daughters-in-law, and brothers/sisters-in-law, including adoptive relationships. It may also include other people who you live with, depending on the relationship and nature of the living arrangements. If you live in the same residence with one or more people not specifically covered in this section, please discuss the situation with the CCO to determine if any of them should be included in this term.

“Investment Person” means any Access Person who makes or participates in making recommendations regarding the purchase or sale of any securities for any Client account, or whose functions relate to the making of any recommendations with respect to purchases and sales. All Portfolio Managers and Investment Analysts are Investment Persons and are subject to additional pre-clearance requirements. Please see the Pre-Clearance section for additional details.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Statement of Policies and Procedures on Insider trading

1.    STATEMENT OF POLICY

Trilogy forbids any personnel from trading, either personally or on behalf of others, including Client accounts, while in possession of material nonpublic information in violation of the law. Every Access Person must read, retain and sign a copy of this Statement of Policy and Procedures. Any questions regarding Trilogy’s Policy and Procedures should be referred to Trilogy’s Chief Compliance Officer.

Generally, it is illegal to trade in securities while you are in possession of material, nonpublic, information that might affect the value of those securities or to transmit that information to anyone who may then trade in such security. Because the laws regarding insider trading involves a number of complex legal interpretations, Trilogy requires every Access Person to confer with the Chief Compliance Officer and obtain clearance in writing, before entering into any securities transaction involving perceived, possible, material, nonpublic information. The Chief Compliance Officer will determine whether proceeding with the proposed transaction would involve substantial risks that the transactions would violate the law. Because many aspects of the law are “gray”, it is Trilogy’s desire that all Access Persons operate in the most conservative manner, thereby avoiding even the appearance of any impropriety. Every Access Person of Trilogy must follow the procedures described below or risk serious sanctions, which may include dismissal, substantial personal liability and criminal penalties, including jail sentences.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

2.    INSIDE INFORMATION

Federal and state securities laws generally make it unlawful to:

•	trade,

•	tip, or

•	recommend securities

while in possession of material nonpublic information. These so-called “insider trading” restrictions come into play if such information:

•	relates to a tender offer,

•	has been acquired improperly, or

•	though acquired properly, has been obtained in circumstances in which there is a reasonable expectation that it will not be used for trading purposes.

By not adhering to these rules you may subject Trilogy, yourself and your co-workers to unwanted notoriety and possible business failure. Furthermore, violation of these restrictions may lead to civil penalties, fines and even imprisonment to the violator.

I.    General Prohibitions

A.    Acting on Material Non-Public Information

Whether or not Rule 14e-3 (the Tender Offer Rule, described below) is applicable, the federal securities laws, and in particular, Section 10(b) of the Securities Exchange Act, prohibit you from trading, tipping or recommending securities if you possess material nonpublic information that you have reason to know was obtained improperly, or though properly obtained, was obtained in circumstances that indicate it should not be used for trading purposes. In particular, you should not trade, tip or recommend securities if you have obtained material nonpublic information on a confidential basis, from an insider in breach of his or her duty, or through “misappropriation”.

Under SEC Rule 14e-3, you may not trade, tip, or recommend securities of a company that is a target of a tender offer if you possess material nonpublic information regarding the tender offer. This prohibition applies if you have reason to know that the information was obtained, directly or indirectly, from the bidder, the target or a person acting on behalf of the bidder or target.

Moreover, the rule applies to trading, tipping and recommendations even before a tender offer has been made. A substantial step includes, for example,

•	the formulation of a plan to make a tender offer,

•	arranging the financing for a tender offer,

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

•	preparation of tender offer materials, or

•	commencement of negotiations with dealers to participate in a tender offer.

B.    Rumors

Along with the prohibition noted above, Trilogy personnel are also advised that personnel and/or Trilogy may violate Section 10(b) of the Securities Exchange Act and be subject to civil or criminal prosecution should personnel or Trilogy engage in the intentional spreading of false rumors or passing on what the person or Trilogy reasonably believes to be a false rumor regarding a publicly traded firm. This action could be seen as market manipulation of securities prices. If you become aware of such a situation, you should contact the Chief Compliance Officer.

II.    Materiality

Information is “material” if a reasonable investor would want to know it before making an investment decision. In general, information that would affect the value of the securities is material. While it is impossible to list all types of information that might be deemed material under particular circumstances, information dealing with the following subjects is reasonably likely to be considered material:

•	earnings estimates;

•	dividends;

•	major new discoveries or advances in research;

•	acquisitions, including mergers and tender offers;

•	the sale of substantial assets;

•	changes in debt ratings;

•	significant write-downs of assets or additions to reserves for bad debts or contingent liabilities;

•	liquidity problems;

•	extraordinary management developments;

•	public offerings;

•	major price or marketing changes;

•	labor negotiations; and

•	significant litigation or government agency investigations.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

On the other hand, information is generally not material if its public dissemination would not have a market impact. Since such judgments may ultimately be challenged with 20/20 hindsight and the consequences of a wrong decision are potentially severe, you should contact the Chief Compliance Officer for advice if you are uncertain whether you possess material information. Here again, it is Trilogy’s desire to take the most conservative approach and hopefully completely avoid even the appearance of an impropriety.

III.    Non-Public

A.    General Discussion

Information that has not been disclosed to the public generally is “nonpublic.” To show that information is public, you should be able to point to some fact showing that it is widely available. Information would generally be deemed widely available if it has been disclosed, for example, in:

•	the broad tape,

•	Reuters,

•	daily newspapers of reasonably wide circulation,

•	widely circulated public disclosure documents, such as prospectuses or proxies; or

•	in certain instances, brokerage reports.

Nonpublic information may include:

•

information available to a select group of analysts or brokers or institutional investors. However, this may not prohibit an analyst from taking pieces of non-public information, combining it with certain public information, and weaving a mosaic from which an investment conclusion is drawn, provided none of the individual pieces of information is not itself material;

•	undisclosed facts which are the subject of rumors, even if the rumors are widely circulated; and

•	information that has been specifically conveyed to you on a confidential basis until enough time has elapsed for the market to respond to a public announcement of the information.

B.    When You Cannot Trade, Tip or Recommend Securities

You cannot trade, tip or recommend securities of a target whenever you possess material nonpublic information acquired from the bidder or target in a tender offer or one of their agents.

As noted above, outside the tender offer context, you are prohibited from trading, tipping, or recommending securities while in possession of material nonpublic information if you obtained

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

the information (1) on a confidential basis from a Client or other person, (2) from an insider in breach of his or her fiduciary duty, or (3) through misappropriation.

C.    Information Obtained on a Confidential Basis

When you obtain information from an outside source, such as company management, a broker analyst, a Client, a potential Client or a personal source, with the expectation that you will keep such information confidential, you are prohibited from using that information to trade, tip or recommend securities, whether or not such an action would involve a violation of the securities laws. The expectation of confidentiality may be explicitly set forth or implied by the nature of your relationship with the source of the information, as when you obtain information from an investment banking Client.

D.    Information Obtained though a Breach of Fiduciary Duty

Even in the absence of an expectation of confidentiality, you are prohibited from trading, tipping or recommending securities on the basis of material nonpublic information disclosed by an insider in breach of fiduciary duty or similar duty.

Whether an insider breaches his fiduciary duty by disclosing information to you is not always an easy determination to make and depends in large part on the purpose of the disclosure, it is improper for you to use that information to recommend or trade securities. The “personal benefit” test is satisfied if the insider receives a pecuniary or reputational benefit by disclosing the information.

You should be aware that for purposes of finding a breach by an “insider,” the term “insider” is broadly defined to include not only traditional insiders, such as officers and directors, but also “temporary insiders.” Temporary insiders” include, for example, investment bankers, accountants, lawyers, or consultants who have entered into a relationship with the corporation that gives them access to information solely for corporate purposes.

The “personal benefit” and “temporary insider” standards are difficult to apply in some situations. You should contact the Chief Compliance Officer if you are unsure of how these tests should be applied in a particular case.

E.    Information Obtained Through Misappropriation

“Misappropriated” information is information that has been improperly obtained or though obtained properly, is being used improperly for a purpose contrary to the purpose for which it was given. For example, if a printer, a commercial banker or a lawyer trades on the basis of material nonpublic information entrusted to him by a Client, it is likely that he will be found to have misappropriated the information. Likewise if such a person divulges the information to you, and you trade, tip or recommend securities, you may be found liable as a “tippee” with respect to the misappropriated information. For this reason, absent approval by the Chief Compliance Officer on the basis of a full exploration of the facts, you cannot in such circumstances trade, tip or make recommendations regarding the affected securities.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

F.    Qualification on Prohibition

Improper disclosures should be distinguished from the situation in which company officers routinely answer questions from you about previously-issued press releases, earnings reports, regulatory filings, or otherwise help you to fill in the gaps of your analysis.

In brief, you are not prohibited from using information obtained legitimately through your own analysis or appropriate investigative efforts, if you are satisfied that the disclosure of such information to you was not unlawful.

G.    Possession vs. Use

The “possession” test has been adopted in the Exchange Act, Rule 14e-3, relating to tender offers. The triple damages penalty of the Insider Trading Sanctions Act (“ITSA”), as well as the damages provisions of the Insider Trading and Securities Fraud Enforcement Act of 1988, explicitly applies to persons who “possess” material nonpublic information.

However, under Section 10(b) there is a conflict. While the SEC argues that “possession” rather than “use” is the appropriate standard, language in some court decisions appears to support the “use test.” That is, the requirement that the material non-public information has been a factor (i.e., has been used) in the decision to buy or sell. To deal with the potentially difficult proof problem, however, courts create a rebuttable presumption that trading is caused by possession of the information where the information is both material and non-public.

It is, therefore, very important to document that one’s purchase or sale decision or recommendation was based on legitimate investigatory work and was not based on material non-public information. While such a demonstration may not provide an absolute defense to all charges, it can support the argument that there can be no breach of duty to support a fraud charge under Section 10(b) unless the defendants used the improper information.

IV.    SCIENTER

The Supreme Court has held that to prove a violation of Section 10(b), a plaintiff (whether the government or a private plaintiff) must prove “scienter”. The Court defined scienter as the “intent to deceive, manipulate or defraud,” but also stated that it embraces “knowing” misconduct and reserved the issue whether it includes recklessness. Lower courts have held that in most cases recklessness satisfies the scienter requirement of Section 10(b).

There is some uncertainty about exactly how the scienter requirement fits into insider trading cases. Under the possession test, it would appear sufficient if the insider knew (or was reckless in not knowing) that the information was material and nonpublic. The fiduciary duty/fraud theory requires that the insider breach a fiduciary duty owed to the other party in the transaction, rather than merely acting on the basis of information that is material and nonpublic, in order for the behavior to be actionable. Under the misappropriation theory, the insider must know (or be reckless in not knowing) the facts that make the trade a breach of duty owed to someone other than the other party to the transaction.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

3.    FRONT-RUNNING RESTRICTIONS

The purchase or sale of securities while in possession of material non-public information concerning knowledge of Client transactions in those securities is known as “front-running.”

Trading before a research recommendation is announced or before its market impact has been felt is also known as “front-running.” It has been interpreted to violate the requirements of the Exchanges and FINRA if brokers do not adhere to just and equitable trade principles.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

4.    COMPLIANCE WITH THESE GUIDELINES

These guidelines will be distributed to all personnel annually, and to all new personnel at the time of their employment. The guidelines will be acknowledged by all personnel through MyComplianceOffice. From time to time they will be revised and re-circulated in light of new developments.

If there is any unresolved question in your mind as to the applicability and interpretation of these guidelines or the propriety of any desired action, the matter must be discussed with the Chief Compliance Officer prior to trading or disclosure of the information.